SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 24, 2008

Earth Biofuels, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-110249	71-0915825
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 403 Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 389-9800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 14, 2007, Earth Biofuels, Inc. (the “Company”) executed an agreement with the group of noteholders who had petitioned for the Company’s involuntary bankruptcy (the “Noteholders”).  The agreement required the Noteholders to dismiss their petition of bankruptcy, and required the Company to grant certain security interests to the Noteholders pursuant to a restructuring plan that confirmed the entire amount of debt due under the original notes held by the noteholders to be $100,651,173.

On June 30, 2008, as part of the restructuring plan, the Company closed on its share exchange agreement with PNG Ventures, Inc. that exchanged the ownership of the Company’s subsidiary, New Earth LNG, for 7,000,000 PNG common shares, which were secured by the Noteholders.

On December 23, 2008 the Company finalized an Amendment and Exchange Agreement with Castlerigg PNG Investments, LLC (“Castlerigg”) which granted the conversion of 5.6 million shares of its ownership in PNG Ventures, Inc. and new convertible debentures in the amount of $20,000,000.  The new convertible debentures are convertible within twelve months at $0.50 per share, and the resulting debt reduction will reflect an approximate $70,000,000 gain on the Company’s income statement.

Castlerigg maintains certain security interests over the Company’s assets, and the remaining 1.4 million shares of PNG Ventures, Inc. common stock owned by the Company remain secured by the remaining Noteholders.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Earth Biofuels, Inc.

Dated: December 29, 2008	By:	/s/ Dennis G. McLaughlin, III
Chief Executive Officer